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                                                                   EXHIBIT 10.51


                            SUBLEASE AMENDMENT NO. 1

This Amendment No. 1 is to Sublease dated May 1, 1995, between Arthur A. Riedel, dba The Celtic Investment Co., as Lessor, and World Security Services Corp., as Lessee. Lessor and Lessee are jointly referred herein as "the parties".

Whereas Lessee desires to Sublease an additional area, connected to the existing Sublease Premises;

         NOW, THEREFORE, the parties agree, good and sufficient consideration having been given and received:

         1. This Sublease Amendment is effective as of April 15, 1998 ("Effective Date"), or as may be adjusted to Occupancy Date.

         2. Paragraph 1 of the Sublease, is amended by the addition of the following as of the Effective Date:

                    Revised EXHIBIT A, attached hereto, shows the original Subleased premises, plus area added by Amendment No. 1 outlined in red. The additional premises contains approximately 300 square feet, and the total Subleased Premises, with this Amendment collectively contains approximately 3,300 square feet, plus an adjoining storage area containing approximately 150 square fee.

         3. Paragraph 3 of the Sublease, Rental, is amended by the substitutions of the following as of the Effective Date:

                    Rental: During the remaining Term of this Sublease, Lessee shall pay Lessor Three Thousand Three Hundred and No/100 Dollars ($3,300.00) per month beginning with the Effective Date, exclusive of the provisions in Paragraph 8, and with the same sum due on the first day of each month thereafter. If the Effective Date/Occupancy Date is other than the first of the month, the rental for that month will be prorated.

              The monthly rentals due shall be paid at Lessor's offices, 4511 N. Channel Avenue, Portland, Oregon 97217 (or such other address as Lessor may designate in writing).

         4. Paragraph 8 of the Sublease is deleted in its entirety and the following is substituted in its place:

              8. Increase in Annual Operating Costs:

                 A. In lieu of annual increases in rent or pass-throughs of annual operating costs to Lessee, resulting from increases in annual operating costs, excepting any increase in the minimum monthly ground rent or off-site common area maintenance charges as established by and paid to the Port of Portland under the terms of the Master Lease, Lessor has established a five percent (5%) annual increase, payable monthly, over the then current base rental.

                 B. In the event that the Port of Portland (refer Paragraph 22) increases the minimum monthly ground rent or off-site common area maintenance charges over that of the preceding year, Lessor shall furnish to Lessee a statement showing the minimum monthly ground rent and the off-site common area maintenance charges paid to the Port of Portland for the immediately preceding year, together with the new minimum monthly ground rent and/or off-site common area maintenance charges to be paid to the Port of Portland, and the increase over that of the immediately preceding year. Lessee's pro rata share of such increase will be shown on the statement and future monthly statements. The pro rata share will be based on the percentage of the rentable square footage of the Subleased premises (.04%) to the total Ports O'Call Demised Premises rentable square footage, multiplied by the amount of the increase as shown on the statement, not to exceed $25.00 per month over the base year 1998.

All other terms, conditions and provisions of the Sublease, as amended, not expressly amended herein, shall remain in full force and effect.

Dated this 11th day of March, 1998.

WORLD SECURITY SERVICES CORP.

By: /s/ HANK SLOVDA
   ------------------------------------
Title:        President
"LESSEE"


A.A. RIEDEL, dba THE CELTIC INVESTMENT CO.

By:
   ------------------------------------
Title:        Agent
"LESSOR"